Exhibit 99.1

VIAD CORP TO EXPAND PURSUIT’S COLLECTION OF ATTRACTIONS WITH ACQUISITION OF JASPER SKYTRAM

SCOTTSDALE, June 26, 2024 - Viad Corp (NYSE: VVI), a leading global provider of extraordinary experiences, including attractions, hospitality, exhibition services, and experiential marketing, today announced that it has entered into an agreement to acquire the Jasper SkyTram attraction in Jasper National Park. Subject to approvals by Parks Canada, we expect the transaction to close in July.

Celebrating 60 years of operation, the Jasper SkyTram is one of the most recognizable attractions within Jasper National Park, one of Canada’s most visited national parks. The experience provides visitors of all ages and abilities the chance to ascend 2,263 meters (8,081 feet) up Whistlers Mountain via tram while taking in 360-degree national park views. The attraction welcomed over 130,000 guests in 2023 with amenities that include an interpretive boardwalk, easy access to hiking trails, and light culinary offerings.

Steve Moster, President and Chief Executive Officer of Viad, said, “We are excited to continue the growth of Pursuit with the addition of the Jasper SkyTram. This attraction is a perfect strategic fit in Pursuit’s Banff Jasper Collection and the only sightseeing aerial ropeway in Jasper National Park. We will benefit from its deep competitive moat, economies of scale and scope, and the strong perennial demand for this iconic destination.”

David Barry, President of Pursuit, added, “Pursuit has a long-standing history delivering exceptional guest experiences throughout the Canadian Rockies, and the Jasper SkyTram will be a great addition to our attractions and hospitality properties in Jasper and Banff. The SkyTram has a terrific team in place led by GM Todd Noble and enjoys one of the most breathtaking views in the Canadian Rockies. Together with this experienced team, we’re

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excited to plan for the future refresh and renewal of the SkyTram in alignment with Parks Canada and the Jasper community.”

We will pay $25 million Canadian dollars (approximately $18 million U.S. dollars) for the Jasper SkyTram, which represents an adjusted EBITDA buy-in multiple of approximately 7x. The transaction includes a renewable long-term lease with Parks Canada, with nearly 30 years remaining. During 2024, we expect the Jasper SkyTram to add revenue of approximately $4 million, expressed in U.S. dollars, with an adjusted EBITDA margin that is accretive to Pursuit’s overall margin.

For more information about the Jasper SkyTram, visit jasperskytram.com.

Photo credit: Jasper SkyTram

About Viad

Viad (NYSE: VVI), is a leading global provider of extraordinary experiences, including attractions, hospitality, exhibition services, and experiential marketing through two businesses: Pursuit and GES. Our business strategy focuses on delivering extraordinary experiences for our teams, clients and guests, and significant and sustainable growth and above-market returns for our shareholders. Viad is an S&P SmallCap 600 company.

Pursuit is a global attractions and hospitality company that owns and operates a collection of inspiring and unforgettable experiences in iconic destinations. Pursuit’s elevated hospitality experiences enable visitors to discover and connect with world-class attractions, distinctive lodges, and engaging tours in stunning national parks and renowned global travel locations, in addition to experiencing our collection of Flyover Attractions in the vibrant cities of Vancouver, Reykjavik, Las Vegas, and Chicago.

GES is a global exhibition services and experiential marketing company offering a comprehensive range of services to the world’s leading event organizers and brands through two reportable segments, GES Exhibitions and Spiro. GES Exhibitions is a global exhibition and trade show management business that partners with leading exhibition and conference organizers as a full-service provider of strategic and logistics solutions to manage the complexity of their shows with teams throughout North America, Europe, and the Middle East. Spiro is a global experiential marketing agency that partners with leading brands around the world to manage and elevate their experiential marketing activities, bonding brand and customer.

For more information, visit www.viad.com.

Contacts:

Carrie Long or Michelle Porhola

Investor Relations

(602) 207-2681

ir@viad.com

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Forward-Looking Statements

This press release contains a number of forward-looking statements. Words, and variations of words, such as “will,” “may,” “expect,” “would,” “could,” “might,” “intend,” “plan,” “believe,” “estimate,” “anticipate,” “deliver,” “seek,” “aim,” “potential,” “target,” “outlook,” and similar expressions are intended to identify our forward-looking statements. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions, or goals also are forward-looking statements. These forward-looking statements are not historical facts and are subject to a host of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those in the forward-looking statements.

Important factors that could cause actual results to differ materially from those described in our forward-looking statements include, but are not limited to, the following:

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general economic uncertainty in key global markets and a worsening of global economic conditions;
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travel industry disruptions;
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the impact of our overall level of indebtedness, as well as our financial covenants, on our operational and financial flexibility;
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seasonality of our businesses;
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unanticipated delays and cost overruns of our capital projects, and our ability to achieve established financial and strategic goals for such projects;
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the importance of key members of our account teams to our business relationships;
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our ability to manage our business and continue our growth if we lose any of our key personnel;
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the competitive nature of the industries in which we operate;
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our dependence on large exhibition event clients;
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adverse effects of show rotation on our periodic results and operating margins;
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transportation disruptions and increases in transportation costs;
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natural disasters, weather conditions, accidents, and other catastrophic events;
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our exposure to labor cost increases and work stoppages related to unionized employees;
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our multi-employer pension plan funding obligations;
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our ability to successfully integrate and achieve established financial and strategic goals from acquisitions;
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our exposure to cybersecurity attacks and threats;
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our exposure to currency exchange rate fluctuations;
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liabilities relating to prior and discontinued operations;
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sufficiency and cost of insurance coverage; and
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compliance with laws governing the storage, collection, handling, and transfer of personal data and our exposure to legal claims and fines for data breaches or improper handling of such data.

For a more complete discussion of the risks and uncertainties that may affect our business or financial results, please see Item 1A, “Risk Factors,” of our most recent annual report on Form 10-K filed with the SEC. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this press release except as required by applicable law or regulation.

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